Exhibit 99.1

March 2, 2006

Alan Morse
c/o iPCS, Inc.
1901 N. Roselle Road, Suite 500
Schaumburg, Illinois 60195

Re:                               Amendment to Employment Agreement and Relocation Letter Agreement

Dear Alan:

This letter (“Letter Agreement”) sets forth our understanding regarding (i) an amendment to your employment agreement, by and between iPCS Wireless Inc. (the “Company”) and yourself, effective as of August 5, 2005 (the “Employment Agreement”), and (ii)  an amendment to your relocation agreement by and between the Company and yourself, executed August 5, 2005 (the “Relocation Agreement”).

In consideration of your continued employment with the Company and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Employment Agreement and Relocation Agreement are hereby amended as follows:

1.                                       Item (F) of section 5(f)(i) of the Employment Agreement is replaced with the following:

“(F) the failure of Executive to relocate his principal residence to the greater Chicago metropolitan area within 120 days after receiving written notice from the Company requesting Executive to make such a relocation, or”

2.                                       The second paragraph of the Relocation Agreement is replaced with the following:

“If iPCS requests, in writing, that you relocate your principal residence to the greater Chicago metropolitan area and you so relocate within 120 days of such request, subject to the terms and conditions of this letter and in reliance on your agreement to this requirement, iPCS will reimburse you for (or will directly pay, as applicable) all reasonable and customary moving and other relocation expenses to the extent set forth on the attached Exhibit B (collectively, your “Moving Expenses”). In addition, iPCS will increase your annual base salary from and after the date that you relocate to $275,000.

If you elect at any time to relocate your principal residence to the greater Chicago metropolitan area and iPCS has not requested, in writing, that you do so, then, provided that you give iPCS not less than fifteen (15) days’ prior written notice and provided further that iPCS does not object during such fifteen-day period, iPCS will (i) reimburse you for (or directly pay, as applicable) your Moving Expenses and (ii) increase your annual base salary from and after the date that you relocate to $275,000.

In the event that you are eligible to have your Moving Expenses paid, iPCS will pay all such Moving Expenses promptly following delivery to iPCS of appropriate documentation for such expenses. All such Moving Expenses must be documented on the appropriate expense voucher provided by iPCS (and include supporting documentation) and must be in compliance with the most recent iPCS Wireless, Inc. Policy for Travel and Entertainment. iPCS will pay you an amount to provide a tax gross-up for reimbursement of Moving Expenses covered by this letter agreement to the extent applicable.

If within 12 months from the date of your relocation your employment with iPCS is terminated for any reason specified in clauses (b) or (e) of section 5 (other than by mutual agreement of the parties) of your employment agreement, then you hereby agree to repay to iPCS 100% of the amount of any and all Moving Expenses paid by iPCS or reimbursed to you (or that iPCS may offset any payments otherwise payable to you by such amount).”

3.                                       Item E of Exhibit B of the Relocation Agreement is deleted.

4.                                       You hereby agree that the Company has no obligation to pay any “temporary living and commuting expenses” as set forth on Exhibit A of the Relocation Agreement, except to the extent such expenses were incurred prior to March 6, 2006.

Except as otherwise provided for herein, the Employment Agreement and the Relocation Agreement shall remain in full force and effect.

If you are in agreement with the terms set forth in this Letter Agreement, please execute both copies and return one to the address set forth above.

Sincerely,

iPCS Wireless, Inc.

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED
this 2nd day of March, 2006

/s/ Alan G. Morse
Alan G. Morse